MERITOR, INC.
Conflict Minerals Report
For The Year Ended December 31, 2016

This report, for the year ended December 31, 2016, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Conflict Minerals Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

Each registrant must submit a Form SD which describes the reasonable country of origin inquiry completed by the registrant and, if the registrant is unable to establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or certain adjoining countries (the “Covered Countries”) or from recycled or scrap sources or elects not to disclose the source of its Conflict Minerals, then the registrant must also submit a Conflict Minerals Report to the SEC that includes a description of its due diligence efforts on the Conflict Minerals source and chain of custody.

1. Company Overview

This report has been approved by management of Meritor, Inc. (herein referred to as “Meritor”, “we”, “us” or “our”). The information includes the activities of all majority-owned subsidiaries and any less than majority-owned subsidiaries that are consolidated in Meritor’s financial results. It does not include the activities of any entities that are not required to be consolidated in Meritor’s financial results, except to the extent that those entities supply products to Meritor which may contain any of the Conflict Minerals.

Meritor is a premier global supplier of a broad range of integrated systems and components to original equipment manufacturers (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. Meritor serves commercial truck, trailer, off-highway, military, bus and coach and other industrial OEMs and certain aftermarkets. Our principal products are axles, undercarriages, drivelines, brakes and braking systems.

Supply Chain

Due to the complexity of our products and the number of direct suppliers supplying products to Meritor, we rely on our direct suppliers to provide information on the origin of the 3TG contained in the products they supply to us—including sources of 3TG that are supplied to them from their lower tier suppliers. Accordingly, in 2014, Meritor published a new version of our Supplier Quality System Requirements (“SQSR”) manual which is incorporated by reference into our purchase orders and other agreements and which obligates our suppliers to exercise due diligence on the source and chain of custody of any Conflict Minerals incorporated in their products sold to Meritor and to report those findings to Meritor. To ensure that these findings are, in fact, reported to Meritor, we worked directly with a large group of selected suppliers, as described below.

The suppliers selected by Meritor for inquiry were those direct suppliers who supplied any production parts to Meritor in 2016, where the parts in question, by their nature, could potentially contain 3TG.

Reasonable Country of Origin Inquiry

Based upon the results of our due diligence, we are unable to rule out the presence of 3TG in certain of our products or to determine the origin of all 3TG which may be contained in any of our products. Accordingly, we cannot exclude the possibility that some of our products may contain 3TG which may have originated in one or more of the Covered Countries. For that reason, we are required, under the Conflict Minerals Rule, to submit a Conflict Minerals Report to the SEC as an exhibit to Form SD.

Because of our size, our global presence, the complexity of our products and the depth, breadth and constant changes within our supply base, it is difficult to identify those potential sources of 3TG upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives to determine those possible suppliers of 3TG as described in Section 2.2 below.

In accordance with the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the Conflict Minerals Rule, this report is available on our website at http://meritor.com/policy/conflict-minerals-information.aspx.

Conflict Minerals Policy
Meritor is committed to working with our global supply chain to ensure compliance with the SEC’s conflict minerals rules. Meritor intends to source responsibly in support of its intent not to manufacture products that contain Conflict Minerals that support armed conflict in any of the Covered Countries. To that end, we have established a conflict minerals compliance program that is designed to follow the framework established by the OECD. As part of that program, Meritor requires that relevant suppliers conduct conflict minerals due diligence and report their results to us.

To help ensure that we source responsibly, we have also adopted an internal Conflict Minerals Policy to guide the conduct of our employees.

In addition, Meritor has published a Conflict Minerals Statement on our website at http://meritor.com/policy/conflict-minerals-information.aspx.

2. Due Diligence Process

2.1. Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Guidance and the related supplements for gold and for tin, tantalum and tungsten.

2.2. Management Systems

As described above, Meritor has adopted an internal Conflict Minerals Policy, for its employees, and a publicly available Conflict Minerals Statement which is posted at www.meritor.com.

Internal Team

Meritor has established a Conflict Minerals Team reporting to Meritor’s VP & Chief Procurement Officer. The core team includes representatives from our procurement, sales and legal groups, with support, as needed, from our IS and engineering groups. Senior management, including Meritor’s CEO and CFO, are periodically briefed about the results of our due diligence efforts.

Control Systems

Because we do not have any direct relationships with 3TG smelters and refiners, we are engaged, and actively participate, with other major manufacturers in the automotive industry and other sectors, in the following industry-wide initiatives to disclose upstream actors in the supply chain: the National Association of Manufacturers and the Automotive Industry Action Group (“AIAG”) Conflict Minerals Work Group.

In addition to adopting a Conflict Minerals Policy which outlines expected behaviors for all Meritor employees, our expectations for our suppliers are set forth in our SQSR manual.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have contacted all relevant suppliers and asked them to complete, on the i-Point Conflict Minerals Platform, a CMRT Template (described in Section 3 below) and have followed up with all suppliers who failed to respond or who have provided inadequate or questionable responses.

Meritor Helpline Reporting

Through our internal Conflict Minerals Policy and the Conflict Minerals Statement on our website, we have encouraged our employees and suppliers to contact the Meritor Helpline to report instances in which Meritor’s products may contain Conflict Minerals from a Covered Country (other than from a scrap or recycled source) which have not already been discovered by, or reported to, Meritor or which Meritor may not have previously disclosed in its Form SD or its Conflict Minerals Report.

Records Maintenance

We intend to retain relevant documentation in accordance with Meritor’s standard records retention policies.

2.3. Identify and Assess Risk in the Supply Chain

Because of our size, our global presence, the complexity of our products and the depth, breadth and constant changes within our supply base, it is difficult to identify those potential sources of 3TG upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives to determine those possible suppliers of 3TG as described in Section 2.2 above.

Through tools and other available processes, we identified 366 direct suppliers whose products could potentially contain 3TG. We rely on those direct suppliers to provide us with information about the source of Conflict Minerals, if any, contained in the products they supply to us. In turn, those direct suppliers are similarly reliant upon information provided by their suppliers. Many of our largest direct suppliers are also SEC registrants and, therefore, are also subject to the Conflict Minerals Rule.

2.4. Design and Implement a Strategy to Identify and Respond to Risks

Meritor has an approved risk management plan, through which our conflict minerals program is implemented, managed and monitored.

As described above, we participate in the following industry-wide initiatives to determine potential upstream suppliers of 3TG: the National Association of Manufacturers and the AIAG Conflict Minerals Work Group.

As part of our risk management plan, to ensure that our suppliers understand our expectations, we have described our intention to source responsibly in the Conflict Minerals Statement available on our website at http://meritor.com/policy/conflict-minerals-information.aspx, have referenced those expectations in our SQSR manual, have sent each of the suppliers whose products may contain 3TG information on the Conflict Mineral regulations, have encouraged our suppliers to join i-Point and to participate in i-Point’s educational seminars, and have encouraged our suppliers to contact members of our Conflict Minerals Team to address any questions they may have.

In addition, in an effort to assist other companies to comply with the Conflict Mineral regulations and to raise awareness of the initiatives in our industry, a member of the Meritor Conflict Minerals Work Team has participated in a number of seminars on the topic and has spoken, as a subject matter expert, at the Annual Conflict Minerals Compliance and Supply Chain Transparency Conference hosted by the Marcus Evans Group.

As described in our Conflict Minerals Policy, Meritor intends to source responsibly in support of its intent not to manufacture products that contain Conflict Minerals that support armed conflict in any of the Covered Countries.

2.5. Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with any 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. We support audits through our active participation in the AIAG Conflict Minerals Work Group. Through this group Meritor is helping to fund travel for members to attend supplier education sessions and on-site smelter visits.

2.6. Report on Supply Chain Due Diligence

In addition to this report, see our website at http://meritor.com/policy/conflict-minerals-information.aspx for further information about our supply chain due diligence.

3. Due Diligence Results

Requests for Information

We conducted a survey of those direct suppliers described above using the template developed by the Electronic Industry Citizenship Coalition® (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), known as the Conflict Mineral Reporting Template (the “CMRT Template”). The CMRT Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters used by the company and its suppliers. In addition, the template contains questions about the origin of conflict minerals used in the supplier’s products, as well as the supplier’s own due diligence efforts. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. The CMRT Template is being used by many companies in their due diligence processes related to Conflict Minerals.

Survey Responses

Using the information gathered from our direct suppliers over the past several years as well as our internal business systems which track production shipments, Meritor contacted all of its suppliers whose products could potentially contain 3TG, including those suppliers who responded “no” to the presence of 3TG in their products in previous reporting years. As in 2015, Meritor again received acceptable responses from 100% of those identified suppliers.

Since 2013, one of Meritor’s stated Conflict Mineral goals has been to increase the “Product Level” responses received from its suppliers who indicated the possible presence of 3TG in their products (a “Product Level” response meaning a response indicating whether the actual product supplied to Meritor by such supplier contained 3TG as opposed to a “Company Level” response meaning that the supplier sells products which contain 3TG, but cannot identify whether any 3TG is in the actual products sold to Meritor). Meritor assumed that, at a Product Level, fewer supplier responses would indicate the use of 3TG in the products being sold to Meritor and those responses would also show a smaller number of smelters as being involved in the production of those products. As in all previous reporting years, these assumptions were proven to have been correct.

In 2016, of the 366 suppliers surveyed, 48 (13%) reported some level of 3TG in their products. Of these 48 suppliers, 22 provided a Product Level response, while the remaining 26 suppliers provided a Company Level response. Of the 22 Product Level responses, 18 (82%) reported that tin was the only 3TG present in the products sold to Meritor, confirming Meritor’s belief that tantalum, tungsten and gold are present in few Meritor products.

As to the smelter information contained in these supplier responses, Meritor reported a total of 405 smelter names in 2015, of which 63% had case identification numbers (“CID Numbers”) assigned to them by the Conflict Free Sourcing Initiative (“CFSI”). The presence of a CID Number indicates that the CFSI is aware of the company being reported as an alleged smelter and is actively working to verify its status and potential compliance as a Conflict Free smelter. In 2016, Meritor’s final smelter list contained a total of 173 company names, 100% of which had CID Numbers assigned to them, satisfying Meritor’s stated 2015 goal of obtaining more accurate smelter information from its suppliers. At the time of this report, only 20 of the 173 smelter names were not on either the CFSI “Compliant” list or the CFSI “active” list. Meritor continues to monitor the CFSI status of those companies as part of its on-going due diligence.

Relevant information about the smelters disclosed in Meritor’s supplier responses is set forth on Exhibit 1 to this Conflict Minerals Report. Meritor continues to support the further refinement and expansion of the list of participating smelters who are conflict free through our active participation in the AIAG Conflict Mineral Work Group and our subscription to i-Point.

While some of these smelters or refiners have been verified as being on the conflict free smelter list, many of the remaining mines or locations of origin of the 3TG in our products remain unknown. As to the companies responding “yes” to the presence of 3TG products in a Company Level declaration, Meritor is unable to determine whether any of the Conflict Minerals reported by these suppliers were in fact contained in products they supplied to Meritor, and is therefore unable to validate that any of the smelters or refiners identified by those suppliers are actually in our supply chain.

To ensure that we have received reliable responses from our suppliers, we reviewed all of our supplier responses against criteria we developed to determine which responses merited further inquiry with our suppliers. These criteria call for follow-up of untimely or incomplete responses as well as those containing inconsistencies within the data reported in the CMRT Template. In addition, we applied a higher level of scrutiny to responses from direct suppliers who are foundries and those who supply electronic components to Meritor. We have worked directly with these suppliers in order to obtain acceptable revised responses.

4. Efforts to Determine Mine or Location of Origin

Through our participation in AIAG Conflict Minerals Work Group, the OECD implementation programs, and requesting our suppliers to complete the CMRT Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG, if any, in our supply chain.

Smelters or Refiners

Of the 48 suppliers whose responses indicated that their products may contain 3TG, 26 of those suppliers responded at a Company Level, meaning that 3TG may or may not actually be present in the components or materials actually provided to Meritor. Meritor’s experience indicates that many of those smelters identified in a Company Level declaration by Meritor’s suppliers may not actually be involved in the products supplied to Meritor. Moreover, based on what Meritor’s core team has learned through its association with the AIAG Conflict Minerals Work Group, it is clear that a great deal of work remains to be done in order to identify which smelters are or are not conflict free.

5. Steps to be Taken to Mitigate Risks

For 2017, we intend to take the following steps to improve the due diligence we conduct in order to identify and mitigate any risk that the Conflict Minerals in our products could benefit armed groups in the Covered Countries:

a.	Continue to work with our suppliers who have indicated the presence of 3TG at a Company Level to obtain Product Level declarations in an effort to more accurately determine which of their products actually contain 3TG, thereby allowing Meritor to refine its smelter list to include only actual verified smelters within the Meritor supply chain.
b.	Take appropriate actions with regard to any “red flag” smelters found to be in our supply base.
c.	Assist Meritor’s Tier 1 suppliers to attain a higher response rate from their lower tier suppliers as a result of their supply chain due diligence.
d.	Continue to educate our suppliers on Meritor’s higher expectations relating to product level responses and accurate smelter lists.
e.	Work with any suppliers found to be supplying Meritor with 3TG from sources that support armed conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict.
f.	Work with the AIAG to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
g.	Work with the AIAG to help expand the list of conflict free smelters and refiners.
h.	Monitor legislative changes to the Conflict Mineral rules to ensure compliance.

Meritor 2015 Conflict Mineral Report Exhibit #1 (Smelter Information)
Smelter Name (*)	Country	Smelter Identification
Sabin Metal Corp.	UNITED STATES	CID001546
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Caridad	MEXICO	CID000180
An Thai Minerals Co., Ltd.	VIETNAM	CID002825
Estanho de Rondônia S.A.	BRAZIL	CID000448
Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278
Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760
Phoenix Metal Ltd.	RWANDA	CID002507
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Asahi Refining Canada Ltd.	CANADA	CID000924
Elemetal Refining, LLC	UNITED STATES	CID001322
Metalor Technologies S.A.	SWITZERLAND	CID001153
Metalor USA Refining Corporation	UNITED STATES	CID001157
Royal Canadian Mint	CANADA	CID001534
Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Conghua Tantalum and Niobium Smeltry	CHINA	CID000291
Duoluoshan	CHINA	CID000410
D Block Metals, LLC	UNITED STATES	CID002504
F&X Electro-Materials Ltd.	CHINA	CID000460
FIR Metals & Resource Ltd.	CHINA	CID002505
Global Advanced Metals Aizu	JAPAN	CID002558
Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616
H.C. Starck Co., Ltd.	THAILAND	CID002544
H.C. Starck GmbH Goslar	GERMANY	CID002545
H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Exotech Inc.	UNITED STATES	CID000456
H.C. Starck Ltd.	JAPAN	CID002549
H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
KEMET Blue Metals	MEXICO	CID002539
Global Advanced Metals Boyertown	UNITED STATES	CID002557
H.C. Starck Inc.	UNITED STATES	CID002548
King-Tan Tantalum Industry Ltd.	CHINA	CID000973
LSM Brasil S.A.	BRAZIL	CID001076
Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Hi-Temp Specialty Metals, Inc.	UNITED STATES	CID000731
Mitsui Mining & Smelting	JAPAN	CID001192
Molycorp Silmet A.S.	ESTONIA	CID001200
KEMET Blue Powder	UNITED STATES	CID002568
Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Resind Indústria e Comércio Ltda.	BRAZIL	CID002707
QuantumClean	UNITED STATES	CID001508
RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522
Telex Metals	UNITED STATES	CID001891
Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Tranzact, Inc.	UNITED STATES	CID002571
Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307
Jiangxi Tuohong New Raw Material	CHINA	CID002842
Mineração Taboca S.A.	BRAZIL	CID001175

An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Electro-Mechanical Facility of the Cao Bang Minerals Co	VIETNAM	CID002572
Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
PT Karimun Mining	INDONESIA	CID001448
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Alpha	UNITED STATES	CID000292
China Tin Group Co., Ltd.	CHINA	CID001070
CV Ayi Jaya	INDONESIA	CID002570
CV Gita Pesona	INDONESIA	CID000306
CV Serumpun Sebalai	INDONESIA	CID000313
CV United Smelting	INDONESIA	CID000315
CV Venus Inti Perkasa	INDONESIA	CID002455
Dowa	JAPAN	CID000402
Elmet S.L.U.	SPAIN	CID002774
EM Vinto	BOLIVIA	CID000438
Fenix Metals	POLAND	CID000468
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244
Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Metallic Resources, Inc.	UNITED STATES	CID001142
Metallo-Chimique N.V.	BELGIUM	CID002773
Mitsubishi Materials Corporation	JAPAN	CID001191
O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Operaciones Metalurgical S.A.	BOLIVIA	CID001337
PT Aries Kencana Sejahtera	INDONESIA	CID000309
PT Artha Cipta Langgeng	INDONESIA	CID001399
PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
PT Babel Inti Perkasa	INDONESIA	CID001402
PT Bangka Prima Tin	INDONESIA	CID002776
PT Bangka Tin Industry	INDONESIA	CID001419
PT Belitung Industri Sejahtera	INDONESIA	CID001421
PT Bukit Timah	INDONESIA	CID001428
PT Cipta Persada Mulia	INDONESIA	CID002696
PT DS Jaya Abadi	INDONESIA	CID001434
PT Eunindo Usaha Mandiri	INDONESIA	CID001438
PT Panca Mega Persada	INDONESIA	CID001457
PT Sukses Inti Makmur	INDONESIA	CID002816
PT Sumber Jaya Indah	INDONESIA	CID001471
PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477
PT Tommy Utama	INDONESIA	CID001493
PT Wahana Perkit Jaya	INDONESIA	CID002479
Resind Indústria e Comércio Ltda.	BRAZIL	CID002706
Rui Da Hung	TAIWAN	CID001539
Soft Metais Ltda.	BRAZIL	CID001758
VQB Mineral and Trading Group JSC	VIETNAM	CID002015
Yunnan Tin Company Limited	CHINA	CID002180
Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	CID001231
PT Tirus Putra Mandiri	INDONESIA	CID002478
PT Inti Stania Prima	INDONESIA	CID002530
PT Mitra Stania Prima	INDONESIA	CID001453
PT Prima Timah Utama	INDONESIA	CID001458
PT Refined Bangka Tin	INDONESIA	CID001460
PT Sariwiguna Binasentosa	INDONESIA	CID001463
PT Tinindo Inter Nusa	INDONESIA	CID001490
Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105

Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295
CV Dua Sekawan	INDONESIA	CID002592
CV Tiga Sekawan	INDONESIA	CID002593
Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848
Gejiu Jinye Mineral Company	CHINA	CID002859
Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Melt Metais e Ligas S.A.	BRAZIL	CID002500
Mineração Taboca S.A.	BRAZIL	CID001173
Minsur	PERU	CID001182
Modeltech Sdn Bhd	MALAYSIA	CID002858
PT Kijang Jaya Mandiri	INDONESIA	CID002829
PT O.M. Indonesia	INDONESIA	CID002757
PT Stanindo Inti Perkasa	INDONESIA	CID001468
PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482
Thaisarco	THAILAND	CID001898
White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579
A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004
Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502
Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Japan New Metals Co., Ltd.	JAPAN	CID000825
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535
Global Tungsten & Powders Corp.	UNITED STATES	CID000568
Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543
Kennametal Huntsville	UNITED STATES	CID000105
Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889
Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	CID002011
Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044
Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095
Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA	CID002518
Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Kennametal Fallon	UNITED STATES	CID000966
H.C. Starck GmbH	GERMANY	CID002541
H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542
Moliren Ltd	RUSSIAN FEDERATION	CID002845
Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827
South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815
Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830